                            LOAN CONVERSION AGREEMENT

THIS LOAN CONVERSION AGREEMENT (the "Agreement") is entered into as of February 22, 2002 (the "Effective Date") by and between Robert F. Lutz ("Lender") whose address is 71 Biltmore Estates, Phoenix, AZ 85016, and Skinvisible, Inc., a Nevada corporation (the "Company"), whose address is 6320 South Sandhill Road, Suite 10, Las Vegas, NV 89120.

REFERENCE is hereby made to a Promissory Note between the Company and Lender dated February 2, 2002 (the "Note").

WHEREAS, the Lender advanced, in total, the sum of Fifty Thousand Dollars ($50,000), (the "Principal") to the Company in exchange for the Notes.

NOW THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

The Lender hereby waives any and all interest payable in connection with the Note and releases the Company from the liability to pay said interest to Lender.

The Principal amount of the Note will be converted into One Million (1,000,000) shares of common stock of Skinvisible, Inc. at the rate of $0.05 per share. The share certificate will be issued in the name Lutz Family Trust. In addition, the Company will issue a warrant agreement in the name of Lutz Family Trust, which will give the holder the right to purchase further shares at $0.30 per share if exercised in year one, and $0.40 per share if exercised in year two. The warrant agreement will give the holder the right to purchase one share for every two shares acquired by the holder in this transaction for an aggregate total of 500,000 additional shares at the above prices.

IN WITNESS WHEREOF, the parties, intending to be bound hereby, have executed this Agreement as of the date first written above.

/s/ Robert F. Lutz
____________________________________
By:  Robert F. Lutz


SKINVISIBLE,  INC.

/s/ Terry Howlett
____________________________________
By:  Terry Howlett,  President